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                                                FILED PURSUANT TO RULE 424(b)(5)
                                                      REGISTRATION NO. 333-75113

                              PS Partners II, Ltd.
                              701 Western Avenue
                        Glendale, California 91201-2397


                                      April 22, 1999



Re:  Public Storage, Inc.
     PS Partners II, Ltd.
     Information Statement, Notice of Action Without a Meeting and
       Prospectus dated March 29, 1999

Dear Limited Partner:

     You were recently mailed an information statement, notice of action without a meeting and prospectus dated March 29, 1999 and accompanying cash election form relating to the acquisition by Public Storage, Inc. of all of the units of limited partnership interest in the Partnership not currently owned by Public Storage. Public Storage, a general partner of the Partnership, owns 74% of the Partnership units. Public Storage is acquiring the units through a merger in which each of your units will be converted into the right to receive a value of $697 in Public Storage common stock or, at your election, in cash.

     The cash election deadline has been extended from April 29, 1999 to May 6, 1999. In order for an election to be effective, the exchange agent, BankBoston, N.A., must receive a properly completed cash election form no later than 5:00 P.M., New York City time, on May 6, 1999. If all conditions set forth in the Merger Agreement have been met or, if permissible, waived, the Effective Date of the merger will be May 7, 1999.

     The Partnership will make distributions to holders of Partnership units to cause the estimated net asset value per unit as of May 7, 1999, the Effective Date, to be substantially equivalent to $697. The market value of the Public Storage common stock to be issued in the merger will continue to be based on the average of the per share closing prices on the New York Stock Exchange, Inc. of Public Storage, Inc. common stock during the 20 consecutive trading days ending on April 23, 1999 (the fifth trading day prior to April 30, 1999).

     If you have any questions, please contact Public Storage's Investor Services Department at (800) 807-3055, (800) 421-2856 or (818) 244-8080.

                                      Very truly yours,

                                      PUBLIC STORAGE, INC.
                                      General Partner

                                      /s/ Harvey Lenkin

                                      By:  Harvey Lenkin
                                           President